Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert, Eric Lubbers (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Reports Third Quarter and Nine Month Results

GRAND RAPIDS, Michigan, April 20, 2006 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced the results for its third quarter and nine-month period ended April 1, 2006.

The Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products reported that net sales grew 4.4 percent to $41.9 million for the third quarter of fiscal 2006, compared with net sales of $40.2 million during the same period a year ago. Sales of new products and product enhancements were $8.0 million for the third quarter of fiscal 2006 compared with $7.6 million in the third quarter of the prior year.

Net sales for the nine months ended April 1, 2006, grew to $123.6 million, up from $116.0 million for the same period in the prior year, representing a 6.5 percent increase.

KV reported third quarter net income of $1.4 million, or $0.31 per basic and diluted share, compared with net income of $1.7 million, or $0.37 per basic and diluted share, in the prior year third quarter. The prior year results included a one-time tax benefit of $594,000 related to the expiration of certain statutory tax periods and prior year research and development credit claims.

Net income for the nine months ended April 1, 2006, was $5.1 million, or $1.12 per basic and diluted share, compared with net income of $1.6 million, or $0.35 per basic and diluted share, for the same period in 2005. The current year results included a one-time settlement gain on one of the Company’s defined benefit plans of approximately $952,000 after-tax. The year-to-date fiscal 2005 net income results included an impairment/restructuring charge of approximately $1.3 million after-tax related to the relocation of the Company’s wire production operations to its Grand Rapids facility. Knape & Vogt said the improvement in net income, excluding these unusual items, reflected savings from the consolidation of the Company’s wire production, better operating cost leverage due to higher sales volumes and lower steel costs.

About Knape & Vogt

Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

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Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Nine Months Ended		Three Months Ended
	April 1, 2006	April 2, 2005	April 1, 2006	April 2, 2005

Net sales	$123,594,698	$116,038,344	$41,918,679	$40,169,917

Cost of sales	98,170,473	94,537,482	33,582,748	32,432,912

Gross margin	25,424,225	21,500,862	8,335,931	7,737,005

Selling and administrative expenses	16,406,712	16,804,638	5,638,711	5,437,189

Restructuring and impairment expenses	44,477	1,982,474	-	204,027

Operating income	8,973,036	2,713,750	2,697,220	2,095,789

Interest and other expenses, net	1,044,780	1,091,077	357,322	372,732

Income before income taxes	7,928,256	1,622,673	2,339,898	1,723,057

Income taxes	2,867,840	63,364	941,906	31,444

Net income	$5,060,416	$1,559,309	$1,397,992	$1,691,613

Earnings per common share - basic:
Weighted average shares outstanding	4,510,700	4,516,964	4,511,091	4,517,105

Earnings per common share - dilutive:
Weighted average shares outstanding	4,511,175	4,516,964	4,512,121	4,517,105

Net income per share	$1.12	$0.35	$0.31	$0.37

Cash dividend - Common stock	$0.495	$0.495	$0.165	$0.165

Cash dividend - Class B common stock	$0.45	$0.45	$0.15	$0.15

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Balance Sheets

	April 1, 2006 (Unaudited)	July 2, 2005

Assets

Current Assets:
Cash and equivalents	$9,886,938	$6,349,702
Accounts receivable, net	20,952,281	19,944,781
Inventories	23,212,633	24,362,073
Assets held for sale	786,328	1,281,213
Prepaid expenses and other	1,637,488	934,711

Total current assets	56,475,668	52,872,480

Property, plant and equipment, net	20,797,701	22,120,924

Other assets	17,172,430	17,395,234

	$94,445,799	$92,388,638

Liabilities and Equity

Current liabilities	$21,311,491	$21,633,059

Long-term debt and capital leases	23,013,175	22,524,129

Deferred income taxes & other
long-term liabilities	8,460,150	10,123,573

Stockholders' equity	41,660,983	38,107,877

	$94,445,799	$92,388,638

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	April 1, 2006	April 2, 2005

From Operating Activities:
Net income	$5,060,416	$1,559,309
Depreciation and amortization	3,683,899	4,695,858
Change in retirement plan cost	(1,263,833)	203,409
Deferred income taxes	250,000	(1,066,209)
Impairment expenses	-	1,778,447
Changes in operating assets
& liabilities	(756,758)	(2,219,599)
Other, net	(107,726)	8,806

Net cash provided by operating activities	6,865,998	4,960,021

From Investing Activities:
Additions to property, plant & equipment	(2,162,717)	(2,069,050)
Proceeds from sales of property, plant & equip	246,000	10,250
Other, net	(103,164)	(28,257)

Net cash used for investing activities	(2,019,881)	(2,087,057)

From Financing Activities:
Cash dividends paid	(2,145,196)	(2,141,041)
Stock options exercised	11,907	-
Net change in long-term debt/capital leases	489,046	(10,214)

Net cash used for financing activities	(1,644,243)	(2,151,255)

Effect of Exchange Rates on Cash	335,362	379,654

Net increase in cash and equivalents	$3,537,236	$1,101,363